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                     May 10, 2023

       Michael Hermansson
       Chief Executive Officer
       byNordic Acquisition Corp
       c/o Pir 29
       Einar Hansens Esplanad 29
       211 13 Malm  , Sweden

                                                        Re: byNordic
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 001-41273

       Dear Michael Hermansson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation